Exhibit 10.50

MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”) is entered into as of November 1, 2012 (the “Effective Date”), by and between Sports & Entertainment Physicians, PC, a Connecticut professional corporation, with its principal place of business at 188 Northrop Street, Bridgewater, Connecticut 06751 (“Provider”), and SFX Entertainment, Inc., a Delaware corporation, with its principal place of business at 430 Park Avenue, 6th Floor, New York, New York 10022 (“Client”).

RECITALS

A.                                    WHEREAS, Provider has unique and specialized experience in the business of rendering comprehensive medical coverage for sports and entertainment events held in large-capacity venues and Client requires such services for the festivals produced by Client and its affiliates; and

B.                                    WHEREAS, Andrew N. Bazos, M.D. (“Bazos”) is a principal and founder of Provider as well as an independent director of Client’s Board of Directors (“Board”) since November 2012 and Chairman of the Client’s Medical Procedure & Safety Committee since March 2013;

C.                                    WHEREAS, the Board has and approved such arrangement between Client and Provider as an affiliate transaction and authorized Bazos to enter into a contract with Provider for these services on the Client’s behalf on the terms and conditions set forth in this Agreement, with the understanding that neither Bazos nor the Provider will take any action under this Agreement which would impair Bazos’ status as an Independent Director pursuant to the NASDAQ Stock Market Rules.

NOW, THEREFORE, in consideration of their mutual promises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.                                      PROFESSIONAL SERVICES; FEES AND PAYMENTS.

1.1.                            Services.  Provider shall specify and describe the professional services offered by Provider (the “Services”) in Appendix I, attached hereto (“Description of Services”).  From time to time, the Client’s Chief Executive Officer or President shall request certain services from Provider.  Upon receipt of such request, the Provider shall provide an estimate of the charges for such services (the “Estimate”), which in no event shall exceed the amount charged for such services by Provider to its most favored clients. When Client approves such estimate, Provider shall immediately commence the provision of the requested services.  Provider may from time to time initiate services in furtherance of this Agreement.

1.1.                            Fees.  Provider will issue a monthly invoice (the “Invoice”) to Client setting forth the fees and expenses charged for the services and deliverables specified in the Estimate.   The Invoice shall also specify the amount owed after drawing upon the Retainer (as defined in Section 1.2).  Such fees and expenses shall be subject to Section 4.2 herein.

1.2.                            Currency, Invoicing and Payment Terms.  All prices, fees and expenses are in United States Dollars.  Client shall provide a Seven Thousand Five Hundred Dollar ($7,500.00) retainer (the “Retainer”) to Provider, which Client shall replenish on a monthly basis.  Client will pay any amounts owed after drawing upon the Retainer via check or wire transfer within thirty (30) days of receipt of the applicable Invoice.

1.3.                            Insurance.  Client shall be billed directly by Provider’s insurance company for any incremental cost in Provider’s medical malpractice insurance caused solely by Provider’s execution of this Agreement. Client shall pay such expenses directly to Provider’s insurance company.

2.                                      CONFIDENTIALITY

2.1.                            Protection of Confidential Information.  Provider agrees that upon execution of this Agreement, Provider will enter into a Non-Disclosure and Proprietary Information Agreement (“NDA”) with Client in a form acceptable to Client. Provider agrees to hold in confidence all Confidential Information and agrees that it will not use any information for any purpose other than set forth in this Agreement. Provider will take all reasonable steps to ensure its security. Provider may disclose Confidential Information to its own employees assisting in the services under this Agreement, provided that such employees shall have agreed to be bound by the terms of this Agreement or have entered into an agreement of similar scope and obligations to protect the Confidential Information. Provider shall not disclose the Confidential Information to any third party without prior written permission.

2.2.                            This obligation of confidentiality does not extend to Confidential Information which: (i) was known to the Provider as evidenced by written documentation; (ii) was or becomes a matter of public information or publicly available through no fault of the Provider as evidenced by written documentation; (iii) is acquired from a third party entitled to disclose information to the Provider as evidenced by written documentation; or (iv) is developed independently by Provider as evidenced by written documentation.

2.3.                            Except as required by law, regulation, court order, or with prior written permission: (i) Provider will not disclose Confidential Information for a period of five (5) years from the end of this Agreement; (ii) Provider shall comply with all applicable laws regarding the confidentiality of subjects medical records and protected health information; and (iii) Provider shall not use or disclose protected health information other than as permitted or required law and, if not in conflict with the law, as permitted or required by this Agreement.

2.4.                            Recordkeeping, Audit, and Inspection of Records. Provider shall maintain books, records and other compilations of data pertaining to the requirements of this Agreement to the extent and in such detail as shall properly substantiate claims for payment hereunder. All such records shall be kept for a period of six (6) years or for such longer period as is specified herein. All retention periods start on the first day after final payment owed by Client under this Agreement is made to Provider. If any litigation, claim, negotiation, audit or other action involving the records is commenced prior to the expiration of the applicable retention period, all records shall be retained until completion of the action and resolution of all issues, or until the end of the applicable retention period, whichever is later. Provider, or any of its duly authorized representatives or designees, shall have the right at reasonable times and upon reasonable notice, to examine and copy the books, records, and other compilations of data of Provider that pertain to the provisions and requirements of this Agreement wherever such data is located.

3.                                      TERM AND TERMINATION

3.1.                            Term.  The initial term of this Agreement will begin on the Effective Date and will continue for one (1) year (the “Initial Term”), unless terminated earlier as provided in Section 3.2 below.  Thereafter, Client and Provider may renew the Agreement on mutually agreeable terms and conditions each year for an additional one (1) year thereafter by providing thirty (30) days’ written notice of its intent to renew to Provider prior to the expiration of the term or the renewal term.

3.2.                            Termination.

(a)                                 Termination for Cause.  Either party may terminate this Agreement at any time upon written notice to the other party if the other party:  (i) breaches any material term hereof and fails to cure such breach within fifteen (15) days after receiving written notice of such breach from the non-breaching party; (ii) ceases to do business in the normal course, (iii) becomes or is declared insolvent or bankrupt; (iv) is the subject of any proceeding related to its bankruptcy, liquidation or insolvency (whether voluntary or involuntary) which is not dismissed within ninety (90) calendar days; or (v) makes an assignment of the benefit of creditors.

(b)                                 Termination for Convenience.  Either party may terminate this Agreement or an Estimate (without terminating the entire Agreement) at any time with or without cause upon sixty (60) days written notice.  In the event of a termination by Client under this Section 3.2(b), Client shall pay all fees and expenses due and incurred through the date such termination takes effect.  In the event of a termination by Provider or Client, under Section 3.2 (a) or (b), in addition to, and not in limitation of, any and all rights and remedies available to a party at law and equity, Provider will reimburse Client any pre-paid fees, including, without limitation, the deposit money, on a pro-rata basis, relating to Services not yet performed.

3.3.                            Survival Provisions of Agreement.  The termination or expiration of this Agreement will not relieve either party of any obligations under any of the surviving provisions specified in this Section 3.3. Except as stated otherwise in the Estimate, the termination of an Estimate will not relieve Client of its obligation to pay Provider for any time and materials actually used in performing the Services prior to the breach notice. The provisions of Sections 2, 3, 4, 5, and 6 of this Agreement will survive any expiration or termination of this Agreement.

3.4.                            Severability.  The provisions of this Agreement are severable, and if any one or more such provisions will be determined to be invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of any of the remaining provisions or portions thereof will not in any way be affected or impaired thereby and will nevertheless be binding between the parties hereto.

4.                                      INDEPENDENCE

4.1.                            Client represents to Provider that the Board has been fully informed as to Bazos’s relationship to Provider and approved such arrangement between Client and Provider as an affiliate transaction and authorized Bazos to enter into a contract with Provider for these services on the Client’s behalf on the terms and conditions set forth in this Agreement.

4.2.                            Provider and Bazos have read and understand, or engaged an independent attorney in order to understand, the NASDAQ Stock Market Rules (“NASDAQ,” attached hereto as Appendix II) bearing on the independence of a director.  As a material inducement to Client entering into this Agreement, Provider agrees that, in the event Provider becomes aware of a change in circumstances or change in NASDAQ that relate to the independence of Bazos, Provider will immediately:  notify Client of such change; cease performance of Services to Client until such time as acceptable to Client; and refund any payments made by Client to Provider that exceed the compensation limits set forth in NASDAQ Rule 5605(a)(2).  In addition, either party may immediately elect to terminate this agreement for cause under Section 3.2(a).

5.                                      REPRESENTATIONS AND WARRANTIES AND COVENANTS; INDEMNIFICATION

5.1.                            Representations and Warranties; Covenants.

(a)                                 Each party represents and warrants that:  (i) it has the full right, power and authority to enter into this Agreement and to discharge its obligations hereunder; (ii) the execution and delivery of this Agreement (and any Estimate or Invoice hereunder) and the performance of its obligations hereunder does not and will not violate any agreement to which it is a party or by which it is or will be otherwise bound; and (iii) it has and will maintain all applicable insurance in customary amounts naming the other party as an additional insured on a primary non-contributory basis.

(b)                                 Contractor certifies the following: (a) that it has the requisite authority, skill and experience to perform the services hereunder in accordance with applicable professional standards and has obtained all requisite licenses and permits to perform those services; (b) that it has complied with all applicable laws; (c) that neither it nor any of its directors, officers, agents or employees (i) are currently or have ever been excluded, suspended or debarred from, have been declared ineligible to participate in, or are currently a party to an action or proceeding seeking to exclude, suspend or debar them from or to declare them ineligible to participate in, the Medicare or Medicaid programs or any other federal or state program, or (ii) have been convicted under federal or state law of a criminal offense related to the neglect or abuse of a patient, or the delivery of an item or service, including the performance of management or administrative services related to the delivery of an item or service, under the Medicare or Medicaid Programs. If at any time during the term of this Agreement there is a change in circumstances such that Contractor is unable to make all of the certifications set forth in this Section 5.1., then Contractor will immediately notify Client in writing, whereupon Client may terminate this Agreement by providing Contractor with five (5) business days prior written notice.

5.2                               Indemnification by Provider.  Provider agrees to hold harmless, indemnify and  defend Client, its directors, officers, employees and agents thereof  and Client’s affiliates, its directors, officers, employees and agents thereof  (collectively, the “Indemnitees”), and Indemnitees’ successors and assigns against any and all losses, liability, claims, causes of action, damages and expenses (including reasonable attorneys’ fees and expenses) in actions involving third parties or between the Parties hereto that they or any of them may incur or be obligated to pay in any action, claim or proceeding against them or any of them, arising from any acts, whether of omission or commission, that may be committed or related to this Agreement by Provider, or any of Providers third party subcontractors, consultants, agents or employees as a result of any actions or failure on their part relating to this Agreement.  The provisions of this Section 5.2 and Provider’s obligations hereunder will survive any expiration termination or rescission of this Agreement.

5.3                               Indemnification by Client.   Client shall indemnify, defend and hold Provider harmless from and against any loss, damage, cost or expense, including reasonable attorney’s fees, incurred or suffered by or threatened against Provider in connection with or as a result of any claims for bodily injury or property damage brought by or on behalf of any third party person, firm or corporation as a result of Provider’s gross negligence or willful misconduct.

6.                                      MISCELLANEOUS

6.1.  Governing Law; Jurisdiction; Forum and Venue; Service of Process.  This Agreement shall be governed by and construed and enforced in accordance with the local laws of the State of New York, without regard to the conflicts of law rules thereof.  Contractor hereby agree to arbitrate in New York City any disputes with the Client, including its officers, directors, or members, arising out of or relating to this Agreement or Provider’s employment with the Company under and in accordance with JAMS Streamlined Arbitration Rules. Notwithstanding the foregoing, either party may seek provisional injunctive relief to enforce the terms and conditions of this Agreement in any court of competent jurisdiction, including, without limitation, the Supreme Court of the State of New York, County of New York.  In the case of injunctive relief, Contractor hereby agree to consent to personal jurisdiction of the state and federal courts situated within the County of New York, State of New York for purposes of enforcing this Agreement, and waive any objection that Contractor might have to personal jurisdiction or venue in those courts.  Each party shall bear his or its own costs, expenses, and attorney fees incurred in connection with any such arbitration.

7.1.                            Waiver or Delay.  Any waiver of any kind by either party of a breach of this Agreement must be in writing, will be effective only to the extent set forth in such writing, and will not operate or be construed as a waiver of any subsequent breach by the other party.  No failure of either party to insist upon strict compliance with any obligation or provision hereunder, and no custom or practice of the parties at variance with the terms hereof, will constitute a waiver of any right to demand exact compliance with the terms of this Agreement.  Neither party’s delay nor omission in exercising any right, power or remedy upon a breach or default by the other party will impair any such right, power or remedy.

7.2.                            Severability.  The provisions of this Agreement are severable, and if any one or more such provisions will be determined to be invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of any of the remaining provisions or portions thereof will not in any way be affected or impaired thereby and will nevertheless be binding between the parties hereto.

7.3.                            Notices.  Except as expressly set forth herein to the contrary, any consents, requests, demands, communications, and other notices permitted or required to be given hereunder shall be in writing and be deemed validly given (a) upon delivery, if personally hand delivered with service fees prepaid, (b) upon delivery, if delivered, with fees prepaid, by reputable overnight courier that provides proof of delivery, (c) upon receipt after dispatch by registered or certified mail, postage prepaid, and return receipt requested; or (d) upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail, only if followed by transmittal by reputable overnight courier or by personal hand delivery.  The foregoing shall be the only permitted mechanism for delivery of such communications, and the addresses set forth below shall be the proper addresses for notices provided hereunder.  Either party, by means of a notice properly given hereunder, may change its address for purposes of receiving future notices hereunder.  For purposes of clarity, any notice properly sent to a party’s address identified below (or such other address as a party may give notice of hereunder) shall be deemed validly given under this Agreement for all purposes until such time as notification of a different address for notice purposes hereunder has been given.  English shall be the official language of this Agreement and all communications and notices must be in the English language.

To Client:	SFX Entertainment, Inc:
430 Park Avenue, 6th Floor
New York, NY 10022
Attention:	Board of Directors

With a copy to:
To Client:	SFX Entertainment, Inc:
430 Park Avenue, 6th Floor
New York, NY 10022
Attention:	General Counsel
Telephone:	(646) 561-6385
Email:	Howard@sfxii.com

To Provider:

Sports & Entertainment Physicians, PC
188 Northrop Street
Bridgewater, Connecticut 06751
Attention:	Dr. Andrew N. Bazos

7.4.                            Relationship of the Parties; Basis of Compensation.   Nothing contained in this Agreement will be construed as creating any agency, partnership, joint enterprise or other similar relationship between the parties.  The relationship between the parties will at all times be that of independent contractors.  Contractor, its employees, agents, or subcontractors, are not employees or agents of Client, and shall not hold themselves out as, nor claim to be, officers or employees of Client and will not make any claim, demand, or application to or for any right or privilege applicable to an officer or employee of Client including, but not limited to, worker’s compensation coverage, stock option plans, unemployment insurance benefits, or social security benefits. Neither party will have authority to contract for or bind the other in any manner whatsoever.  This Agreement confers no rights upon either party except those expressly granted herein or to make any representation or commitment on behalf of the other.

7.5.                            Successors and Assigns.  This Agreement and the rights and obligations arising hereunder will be binding upon and inure to the benefit of the parties and to Client’s successors and assigns.  Any unauthorized assignment will be null and void.  Notwithstanding the foregoing, any merger, acquisition of all or substantially all of the assets or change of control relating to either party shall not be deemed an assignment of the Agreement to the acquiring entity, for which prior consent must be obtained.

7.6.                            Counterparts.  This Agreement may be executed in one or more counterparts, each of which when executed will be deemed to be an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement or any Estimate or Invoice by facsimile transmission or by email in “portable document” or similar electronic format or by other electronic transmission via intranet posting shall be effective as physical delivery of a paper document bearing the original signature.

7.7.                            Headings.  The paragraph headings and captions of this Agreement are included merely for convenience of reference.  They are not to be considered part of, or to be used in interpreting, this Agreement and in no way limit or affect any of the contents of this Agreement or its provisions.  If there is any conflict between the paragraph headings, captions and numbers in this Agreement and the body text of this Agreement, the body text shall control.

7.8.                            Entire Agreement and Modifications.  This Agreement and the attached Exhibits (including any applicable Estimate and Invoice) constitute the entire agreement, including all understandings, representations, conditions, warranties and covenants, between the parties concerning the subject matter hereof.  This Agreement supersedes and merges, and the terms of this Agreement govern, any prior proposals or collateral agreements or understandings between the parties whether written or oral, with respect to the subject matter hereof, including without limitation, the terms of any Client request for proposal or the standard printed terms on any Client purchase order.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

SPORTS & ENTERTAINMENT PHYSICIANS, PC		SFX ENTERTAINMENT, INC.

By:	/s/ Andrew Bazos	By:	/s/ Howard Tytel

Name:	Andrew Bazos, M.D.	Name:

Title:		Title:

Date:		Date:

Signature Page to Master Service Agreement

APPENDIX I

DESCRIPTION OF SERVICES

•                  Advise Client, its subsidiaries, and affiliates on health, safety and medical training and staffing;

•                  Consult with Client, its subsidiaries, and affiliates on contracts related to medical services;

•                  Create plans, policies and programs to improve upon the provision of medical services and to ensure compliance with all laws, regulations and rules;

•                  Work with state and local regulatory authorities; and

•                  Perform any other tasks that would further Client’s goal of hosting safe festivals and events.

APPENDIX II

NASDAQ STOCK MARKET RULES

See attached.

Please refer to https://listingcenter.nasdaqomx.com/Home.aspx for the most recent version of the NASDAQ Stock Market Rules.